EXHIBIT 4

                                [KGL  LETTERHEAD]

November  15,  2001

Sandra  Lynn  Warren,  President
CyPost  Corporation
1281  West  Georgia  Street,  Suite  900
Vancouver,  V6E  3J7
Canada

          RE:     RETAINER  AGREEMENT

Dear  Ms.  Warren:

     Please accept this letter as confirmation that CyPost Corporation (the "Company"), has agreed to modify the retainer agreement dated September 5, 1997 (the "Retainer") between the Company and Kaplan Gottbetter & Levenson, LLP. ("KGL"), effective November 15, 2001. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

We understand that part of the outstanding bill will be satisfied by the issuance of 1,000,000 shares valued at approximately $100,000. The board of directors has approved the filing of a registration on Form S-8 for these 1,000,000 shares. The legal services, for which these shares are being registered and subsequently issued to Adam S. Gottbetter, a partner of KGL, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

     Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

/s/  Adam  Gottbetter
---------------------
Adam  Gottbetter


ACCEPTED  AND  AGREED:

CYPOST  CORPORATION

By:  /s/  Sandra  Warren
   ---------------------

Name      Sandra  Warren
    --------------------

Title         President
     ------------------


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